Exhibit 99.1

ARCA BIOPHARMA ANNOUNCES PRICING OF $20 MILLION EQUITY OFFERING

Broomfield, CO, May 30, 2013 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company developing genetically-targeted therapies for cardiovascular diseases, today announced the pricing of the previously announced public offering of the Company’s preferred stock. ARCA will issue to investors an aggregate of approximately 125,000 shares of Series A Convertible Preferred Stock together with warrants to purchase approximately 6.25 million shares of common stock. Each share of Series A preferred stock is convertible into 100 shares of common stock. Each investor will receive a warrant to purchase 50 shares of common stock for each share of preferred stock purchased. ARCA expects to receive approximately $18 million in net proceeds from the stock offering. Dawson James Securities, Inc. acted as sole placement agent for the offering.

Each share of preferred stock and its related warrants will be sold at a purchase price of $160. The preferred stock is convertible into shares of common stock at any time at the option of the holder, provided that the holder will be prohibited from converting preferred stock into shares of common stock if, as a result of such conversion, the holder, together with its affiliates, would beneficially own more than 9.99% of the total number of shares of common stock then issued and outstanding. The shares of preferred stock will have no voting rights, except as required by law and no preferential dividends or redemption rights. The warrants expire in 5 years, have an exercise price of $1.60 per share and are immediately exercisable, provided that the holder will be prohibited from exercising the warrants for shares of common stock if, as a result of such exercise, the holder, together with its affiliates, would beneficially own more than 9.99% of the total number of shares of common stock then issued and outstanding. ARCA Director and Chief Executive Officer Dr. Michael Bristow has indicated an interest in purchasing up to 781 shares of Preferred Stock for a purchase price of $124,960 and potentially receiving Warrants to purchase 39,050 shares of Common Stock. The closing of the offering is expected to occur on June 4, 2013, subject to customary closing conditions.

The Company intends to use the net proceeds of the offering to fund the Phase 2b portion of the GENETIC-AF trial, and for working capital and general corporate purposes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

The Company has an effective registration statement (including a prospectus) on file with the Securities and Exchange Commission (SEC) pursuant to which the shares and warrants are being offered. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about ARCA biopharma, Inc. You may obtain these documents for free by visiting the SEC web site at www.sec.gov. Alternatively, copies may be obtained from Dawson James Securities, Inc., Attention: Prospectus Department, 1 North Federal Highway, 5th Floor, Boca Raton, FL 33432, e-mail: mmaclaren@dawsonjames.com or toll free at (866) 928-0928.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically-targeted therapies for cardiovascular diseases. The Company’s lead product candidate, GencaroTM (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for atrial fibrillation. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted atrial fibrillation prevention treatment. For more information please visit www.arcabiopharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the potential for genetic variations to predict individual patient response to Gencaro, and the potential for Gencaro to be the first genetically-targeted atrial fibrillation prevention treatment. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; results of earlier clinical trials may not be confirmed in future trials, the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation the Company’s annual report on Form 10-K for the year ended December 31, 2012, the Company’s Registration Statement on Form S-1 (Registration No. 333-187508), and subsequent filings. The Company disclaims any intent or obligation to update these forward-looking statements.

Contact:

Derek Cole

Investor Relations Advisory Solutions

720.940.2163

derek.cole@arcabiopharma.com

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